Focused on improving the lives of patients blinded by Late - Stage AMD Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated December 17, 2021 Relating to Preliminary Prospectus dated December 17, 2021 Registration No. 333 - 260742

2 Free Writing Prospectus Legend: This presentation highlights basic information about us and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed a Registration Statement (including a prospectus, which currently is in preliminary form) with the SEC for the offering to which this presentation relates. The Registration Statement is dated December 17, 2021. Before you invest, you should read the Preliminary Prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity LLC, Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (646) 968 - 9355 or e - mail: prospectus@think - equity.com. Nasdaq: SMSA

3 Forward Looking Statement Disclaimer: This presentation of Samsara Vision Inc. (the “Company”) contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act and other securities law. Words such as “expects,” “intends,” “plans,” “believes,” “ see ks,” “estimates,” and similar expressions or variations of such words are intended to identify forward - looking statements. For example, the Company is using forward - looking statements when it discusses its vision, the benefits and use of its product candidates, upcoming milestones, market potential for its products, commercialization of its products and regulatory approval process of its product candidates. Forward - looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, b eli efs and projections are expressed in good faith. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed or indicated by the forward - lookin g statements. Forward - looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward - looking statements. For a more detailed description of the risks and uncertainties affecting the Company, the reference is made to the Company’s reports filed from time to time with the Securiti es and Exchange Commission (the “SEC”), including, but not limited to, the risks detailed in the Company’s preliminary prospectu s dated December 17, 2021, filed with the SEC as a part of the Company’s Registration Statement on Form S - 1 (File No. 333 - 260742), and documents incorporated by reference therein. Forward - looking statements speak only as of the date the statements are made. The Company assumes no obligation to update forward - looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward - looking information except to the extent required by applicable securities laws. If the Company does update one or more forward - looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward - looking statements. Nasdaq: SMSA

Offering Summary 4 Offering Size $25,000,000 Shared Offered 4,166,667 Expected Price Range $5.00 to $7.00 Listing Nasdaq: SMSA Use of Proceeds • Commercialization & reimbursement for the SING IMT • Obtaining U.S. regulatory approval for the SING IMT • Research and Development • Working Capital Sole Book - Running Manager ThinkEquity

Samsara Vision Leadership Team
(>200 Combined Years of Global Eye Health Experience)

Tom Ruggia, President & CEO
20+ years global commercialization experience across all aspects of eye health & ophthalmology

- Significant leadership experience at Johnson & Johnson and Alcon (a division of Novartis), both leaders in eye health markets

Joshua Fox, CFO
25+ years investment banking and legal experience

- Experience includes public and private equity, public and private debt and mergers and acquisitions



SING IMT

Experienced Leadership Team & Board of Directors

Michael Besserman, VP WW Marketing
20 years ophthalmic experience with Alcon & Novartis

Julia Williams, VP WW Clinical / Med Affairs
20+ Years ophthalmic experience with Bausch & Lomb, Aerie, and others

Eli Aharoni, VP R&D
20+ years experience developing the IMT and SING IMT

Key Board Members
Dr. Jon Talamo (fmr CMO J&J)
Tracy Valorie (fmr VP Bausch)
Thierry Clidierre (fmr VP Alcon)

The above logos belong to their respective companies and are being used for educational purposes, only. Samsara Vision is not associated with or sponsored by the trademark owner.

5

Investment Highlights 6 Significant unmet medical need for more than 11 million patients world - wide 1 Approved and launching the SING IMT in Europe and other global markets Compelling $22,800 reimbursement established in the U.S. Highly successful Ophthalmology leadership team with global commercialization expertise Gross margins of 85% - 90% Commercial Stage: More than 600 patients treated with the WA - IMT and SING IMT to date Strong patent portfolio solidifying long term value creation. 97 active patents and patent applications SING IMT; U.S. PMA - Supplement trial commencing in 2022 , featuring 100 patients and 20 sites 1. Singer MA, Amir N, Herro A, Porbandarwalla SS, Pollard J. Improving quality of life in patients with end - stage age - related ma cular degeneration: focus on miniature ocular implants. Clin Ophthalmol. 2011;6:33 - 39

Samsara Vision's **SING IMT™** addresses a significant, important, and growing unmet medical need

Aging demographics with significant global AMD prevalence, an incurable degenerative and devastating disease

Until now, surgeons have had no significant/effective options to manage the loss of central vision caused by late-stage AMD, leaving patients feeling hopeless.[1]



200M+
people are living with AMD today; ~290M by 2040[1]
11M+
people living with late-stage AMD[1]
Significant number of late-stage AMD patients are eligible for SING IMG[2,3]

1. Global prevalence of age-related macular degeneration and disease burden projection for 2020 and 2040: a systematic review and meta-analysis: Wan Ling Wong et al, www.thelancet.com/lancetgh Vol 2 February 2014. 2. U.S. age criteria is 65 years old and RoW is 55 years old. 3. U.S. BCVA is >20/160 and RoW is >20/80.

SAMSARA VISION
7

1 st Gen Device – WA IMT Benefits of Device Robust Clinical Validation >600 implanted in patients History of peer reviewed articles The WA IMT  is a Technological Breakthrough The 1st generation Implantable Miniature Telescope was a technological breakthrough with proven clinical benefit Dramatic quality of life improvement Eye with AMD 8 Established Attractive U.S. Reimbursement PMA

The WA IMT™ Is Proven to Restore Central Vision

The original technology was a breakthrough paving the ground for the new generation

BCDVA Change at 24 Months (n=217)[1]



Implant
Fellow Eye
*P<0.0001
†P=0.0003
‡P=0.0013
8
18
2
40
5
60
10
75
10
85
40
9
38
5
20
3
10
8
2
≥6*
≥5*
≥4*
≥3*
≥2*
≥1*
0*
≤-1
≤-2†
≤-3‡

1st-generation device pivotal trial results[1]:

75% gained ≥2 lines

60% gained ≥3 lines

40% gained ≥4 lines

Over a 5-year follow-up period, mean BCDVA improved by 2.4 lines (n=76).[2]

Relevant VFQ Score Improvement[1]



*P<0.0001
†P=0.01
14
11*
7*
8*
10*
9*
7*
FDA threshold for significant improvement
General Vision
Near Activities
Social Functioning
Dependency
Mental Health
Role Difficulties
Color Vision

In the Gen 1 trial, mean NEI-VFQ-25 scores significantly increased with patients reporting they were[1]:

Less dependent on others, less limited in activities, & better able to recognize faces

BCDVA = best corrected distance visual acuity.

1. Hudson HL, Stulting RD, Heier JS, et al; IMT002 Study Group. Implantable telescope for end-stage age-related macular degeneration: long-term visual acuity and safety outcomes. Am J Ophthalmol. 2008;146(5):664-673.
2. Boyer D, Freund KB, Regillo C, Levy MH, Garg S. Long-term (60-month) results for the implantable miniature telescope: efficacy and safety outcomes stratified by age in patients with end-stage age-related macular degeneration. Clin Ophthalmol. 2015;9:1099-1107.

SAMSARA VISION

9

Limitation of Procedure Resulting Impact: Invasive Procedure Sub - Optimal Surgical Procedure • 12mm incision / 8mm rhexis • 12 sutures • Corneal lift / Manual placement • ~23 - 25% endothelial cell density (ECD) loss Technically Challenging • Adoption limited to top cornea trained surgeons > 60 - minute OR Time • Dilution of physician / COE economics Limitations of 1st Generation Procedure Strong central vision improvements were shown in the US PMA study. However, limitations of the surgical procedure hindered adoption 10

Introducing: SING IMT  11 SING IMT  is the brand name for the Tsert SI  system, model NG SI IMT 3X. This is the NG SI IMT 3X implantable device packaged with the Tsert SI delivery system. The implantable Miniature Telescope is referred to as “the IMT (by Dr Isaac Lipshitz)” or as “the implantable Miniature Teles cop e (by Dr Isaac Lipshitz).”

Introducing the SING IMT™

Smaller Incision, New Generation IMT™

- An innovative Galilean telescope implant **designed to improve visual acuity and quality of life**
- **Ultra-precision** wide-angle micro-optics create a **magnifying telephoto effect** to reduce the impact of the scotoma associated with AMD
- High-resolution images are projected onto healthy photoreceptors surrounding the macula, **essentially restoring central vision**
- New, foldable haptic design utilizes a much smaller incision allowing inserter delivery
- Substantial improvement of surgeon and patient experience


Same Optic as WA IMT

2.7X Magnification

reduces the AMD "blind spot" and allows patients to see images that may have been unrecognizable before.



Commercially available in CE Reference Markets, U.S. Availability Pending PMA-S Trial

SAMSARA VISION

12

The SING IMT  Procedure is Performed With the Tsert Delivery System The Tsert is a preloaded injector designed to ensure consistent, predictable delivery of the SING IMT  Tip wings provide a visual guide for correct alignment during delivery Ergonomic finger grips allow for 1 - or 2 - handed delivery at a comfortable injection angle Cartridge (tip housing) The System Consists of 2 Parts Injector 1 2 13 https://youtu.be/xNYn0ppQGzo See the SING IMT in Action

Critical Factor Gen 1: WA IMT SING IMT Tangible Improvements Corneal incision size 12mm 6.5mm No. of sutures 11 - 12 Sutures 3 Sutures Procedure duration 60+ minutes ~30 minutes Post - operative days to recognition of effect 7 – 21 days 1 - 3 days Endothelial Cell Density loss <8% 23 – 25% Significant Improvements for the SING IMT  SING IMT’s safer and faster procedure significantly improves clinician and patient experience 14 Proposed PMA - S End - Point

David J. Apple International Laboratory for Ocular Pathology Miyake - Apple Posterior View Video Analysis of the Samsara IMT Device Gerd U. Auffarth , MD, FEBO University Eye Clinic, Heidelberg, Germany Posterior View of Implantation 15 https://youtu.be/1OV8d9VDi2c

Key Opinion Leader Testimonial Professor David Keegan performed the first 9 procedures for the SING IMT  16 WA - NG (Next Generation) IMT Phase 1 Study Prospective, open label, single center clinical trial to evaluate safety; N=9 “Overall, the device implantation was well tolerated and may be preferable to the WA - IMT. Regarding outcomes, 89% (8) of patients showed improvement in both distance and near visual acuity. 78% (7) of patients also showed improvement in visual function, enabling them to regain freedom and vision and return to the activities they enjoy. These patients have shared with me that they are back to reading, watching TV, enjoying seeing faces during their social interactions and are now able to be financially independent by writing their own checks. I even have a patient that has returned to the golf course to enjoy one of his favorite hobbies.” Additional Clinical and Commercial Procedures Completed and Growing Testimonial made with consent and without compensation

Meet Leslie “She was nearly blind, and now can read a magazine and watch a baseball game on TV.” Meet Richard "Before the surgery, you're considered legally blind. Now you're not. That's how much of a change it makes.“ Meet Justine “I’m seeing some in both eyes. I am very satisfied and hopeful.“ Meet Edward and Linda “He has really adjusted well, and he can see the TV better.” Meet Jackie “I would recommend it to any and everyone who has got the determination to do what you are told to do in your therapy. It will work.” Meet Valerie and Jennifer “Thankfully, she is also back to knitting and together we are watching English football on the weekends. It’s a huge relief to both of us that the surgery and training was a success.” Patient Stories… In Their Own Words 17 Library of Inspiring Patient Stories Patients have provided their consents for these testimonials and such testimonials were made without compensation

US PMA-Supplement Trial: Clinical Timeline

PMA Supplement trial sites to cover the US and feature retina and cataract surgeons.

PMA-S Trial	0-12 Months	12-24 Months	24-36 Months
IDE submission	★		
IDE approval	★		
First Pt. Surgery	★		
Final Pt. Surgery (100)	★		
Follow-up (12 Months)			Submit/Review — Approval

Status

- Finalizing IDE
- Recruiting study sites

Expected Trial Design

- N =100
- 20 sites
- 12 Month Follow Up

CRO Partner

Ora

Expected Primary Endpoint

- **Change of ECD from baseline**

SING IMT validated: <8% ECD loss for clinical patients in Ireland

SAMSARA VISION

18

US PMA-Supplement Trial: Clinical Site Strategy

PMA Supplement trial sites to cover the US and feature retina and cataract surgeons.



Ora

COEs: Multi-disciplinary Retina & Cataract Practices

Location	Surgeon Specialty	Cda Executed	Protocol Received	Telecon Completed	Cta / Budget Received	Negotiation	Sev Scheduled
California	Retina	✓	✓	✓	✓	✓	-
Texas	Retina	✓	✓	✓	✓	✓	-
California	Cataract	✓	✓	✓	✓	✓	-
Florida	Cataract	✓	✓	✓	✓	✓	-
Florida	Cataract	✓	✓	✓	✓	✓	-
Ohio	Retina	✓	✓	✓	Legal Review	-	-
Florida	Cataract	✓	✓	✓	✓	✓	✓
Wisconsin	Cataract	✓	✓	✓	✓	✓	-
Ohio	Retina	Legal Review	✓	✓	-	-	-

SAMSARA VISION

Active Site Selection, Opportunity to Build KOL Experience, Underway

19

Procedure Surgeons Complexity Time (min) Net Economics SING IMT Retina & c ataract Cataract w/ IOL Cataract Anti – VEGF Injections Retina Specialists Retinal Detachment Retina Surgeons SING IMT  Practice Economics 2022, CMS has approved a hospital outpatient rate of $24,166.29 and an Ambulatory Surgical Center rate of $22,857.10. This is an increase over the 2021 rate of reimbursement. We project a balance between procedures performed in hospital and ASC settings. 20

Post Op Care & Visual Function Training Surgery Patient Visits Low Vision Team Patient Outreach Center of Excellence Model Helping support surgeons and patients interested in treating Late - Stage AMD Surgically Outreach conducted by leading patient advocacy centers Functional & low - vision evaluations, and retina exams conducted Pre - surgical exams leading to surgery day at the ASC or hospital Post - op visits to surgeon followed by visual therapy and monovision training 21

In - House Processes Outside Vendors Components Services • Welding • Assembly • Packaging • FS Windows • FS Tube • Doublet Lens • Carrier & Restrictor • Packaging • Sterilization In - House Manufacturing Samsara’s Israel facility provides high quality production and valuable efficiency 22 Israel Facility Overview Current annual capacity: 2,000 - 3,000 devices Manufacturing area: 720 sqm Class 7 Clean Room: 20 person capacity at 200 sqm 13 personnel • Clinical (1), Administrative (2), R&D (3), Manufacturing (4), Quality Assurance / Quality Control (3) Manufacturing Functions

c Capitalization Table and Balance Sheet 23 Common Outstanding Pre - IPO 1 18,321,962 Options (Waited Average Exercise Price $0.56) 3,296,982 Warrants 0 Fully Diluted Shares 21,618,944 1. Includes conversion of $ 13 . 5 million of convertible debt based on an assumed Offering price of $ 6 . 00 . There will be zero debt outstanding after the Offering . Capitalization Table Cash and cash equivalents and restricted cash $28,407,000 Total stockholders’ equity $27,331,000 Selected Pro forma Balance Sheet Items 2,3 2. As of September 30 , 2021 . 3. Reflects pro forma adjustments as of and the issuance and sale of shares of common stock in this offering at an assumed initial public offering price of $ 6 . 00 per share .

Use of Proceeds Amount ($M) Commercialization and Reimbursement $12 Obtaining regulatory approval (United States) $5 Research & Development $2 Working capital & general corporate purposes $6 Total $25 24 Use of Proceeds Vast majority of proceeds fund commercialization and U.S. PMA - S approval

Company Milestones 25 United States World Wide Continue EU Commercialization Continue APAC Commercialization Launch in LATAM Partner in China Approval in China Approval in Japan Begin China Clinical Trial IDE Decision Trial Start: First Patient Surgery Final Patient Surgery Last Patient Follow Up Submission & Review US Approval US Launch Patient Follow Up Visits Patient Follow Up Visits 0 - 12 Months 12 - 24 Months 24 - 36 Months IDE Submission

Investment Highlights 26 Significant unmet medical need for more than 11 million patients world - wide 1 Approved and launching the SING IMT in Europe and other global markets Compelling $22,800 reimbursement established in the U.S. Highly successful Ophthalmology leadership team with global commercialization expertise Gross margins of 85% - 90% Commercial Stage: More than 600 patients treated with the WA - IMT and SING IMT to date Strong patent portfolio solidifying long term value creation. 97 active patents and patent applications SING IMT; U.S. PMA - Supplement trial commencing in 2022 , featuring 100 patients and 20 sites 1. Singer MA, Amir N, Herro A, Porbandarwalla SS, Pollard J. Improving quality of life in patients with end - stage age - related ma cular degeneration: focus on miniature ocular implants. Clin Ophthalmol. 2011;6:33 - 39